Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995-2500	FAX: (617) 995-2510

Contacts:

Carol Hausner (Investors) Senior Director, Investor Relations and Corporate Communications Tel: (617) 995-2500 info@immunogen.com	Tony Loke (Media) Rx Communications Group, LLC Tel: (917) 322-2164 tloke@rxir.com

FOR IMMEDIATE RELEASE

ImmunoGen, Inc. Announces Addition to its Board of Directors

CAMBRIDGE, MA, June 22, 2004 – ImmunoGen, Inc. (Nasdaq: IMGN) today announced the addition of Joseph J. Villafranca, Ph.D., to the Company’s Board of Directors, expanding the Board to six directors of which four are independent directors.

Mitchel Sayare, Ph.D., Chairman and CEO of ImmunoGen, commented, “Joe brings to our Board extensive knowledge and experience related to biopharmaceutical drug development and operations. His expertise is highly complementary to that of the other outside, independent board members, and is particularly important now that we have two clinical-stage compounds that we are advancing on our own.”

Dr. Villafranca is currently Executive Vice President, Pharmaceutical Development and Operations at Neose Technologies, Inc. in Horsham, PA. Prior to joining Neose, Dr. Villafranca was at Bristol-Myers Squibb Company for ten years in positions related to the management of the development of novel therapeutics, particularly biologic drug candidates. In his most recent position at Bristol-Myers Squibb as Vice President of Biologics Strategy and Biopharmaceutical Operations, Dr. Villafranca’s responsibilities related to the successful development of biologic drug candidates and evaluation of alternative strategies for the company’s entry into the biologics market place. Prior to joining Bristol-Myers Squibb, Dr. Villafranca was the Evan Pugh Professor of Chemistry at the Pennsylvania State University. Dr. Villafranca holds a Ph.D. in Biochemistry/Chemistry and completed his postdoctoral work at the Institute for Cancer Research in Philadelphia.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary Tumor-Activated Prodrug (TAP) technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Two ImmunoGen-developed TAP products have begun clinical evaluation: cantuzumab mertansine and huN901-DM1. ImmunoGen out-licenses its TAP technology in

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exchange for upfront, milestone, and manufacturing payments plus royalties. Companies developing products using ImmunoGen’s TAP technology include Boehringer Ingelheim (bivatuzumab mertansine), Millennium Pharmaceuticals (MLN2704), and Genentech (Trastuzumab-DM1); ImmunoGen also has multitarget agreements with Genentech, Abgenix, and Millennium. ImmunoGen and Aventis have a collaboration to discover, develop, and commercialize antibody-based anticancer therapeutics. The agreement provides ImmunoGen with committed funding and includes milestone payments, royalties, and co-promotion rights.

This press release includes forward-looking statements based on management’s current expectations. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause the Company’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of the Company’s research and clinical development processes, including the anticipated advancement into the next stages of clinical testing of cantuzumab mertansine and huN901-DM1; the difficulties inherent in the development of pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; the Company’s dependence upon existing and potential collaborative partners, and the outcome of the clinical testing of TAP compounds being developed by the Company’s existing partners; uncertainty as to whether the Company’s potential products or those of the Company’s collaborators will succeed in entering human clinical trials and uncertainty as to the results of such trials; the ability of the Company’s current capital resources and anticipated future collaborator payments to enable the Company to meet its current and projected operational expenses and capital expenditures for the next five to seven years; the risk that the Company and/or its collaborators may not be able to obtain regulatory approvals necessary to commercialize their product candidates; the potential development by competitors of competing products and technologies; uncertainty whether the Company’s TAP technology will produce safe, effective and commercially viable products; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003 and other reports filed with the Securities and Exchange Commission.

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